Exhibit 99.1

For more information:

Jennifer Straumins, 317-328-5660

jennifer.straumins@calumetspecialty.com

FOR IMMEDIATE RELEASE

Calumet Specialty Products Partners, L.P. Announces Public Offering of Common Units

Indianapolis, IN (May 7, 2012) – Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”) announced today the commencement, subject to market conditions, of an underwritten public offering of 6,000,000 common units. Calumet also intends to grant the underwriters the option to purchase up to 900,000 additional common units.

Calumet intends to use the net proceeds from this common units offering, including a proportionate capital contribution from its general partner, to repay borrowings outstanding under its revolving credit facility and for general partnership purposes, including working capital, capital expenditures and acquisitions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

Barclays Capital Inc., BofA Merrill Lynch, Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering. Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC are acting as co-managers for the offering. An investor may obtain a free electronic copy of the preliminary prospectus supplement and accompanying base prospectus relating to the offering by visiting EDGAR on the SEC website at www.sec.gov or the underwriters as follows:

Barclays Capital Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

E-mail: Barclaysprospectus@broadridge.com

Telephone: 1-888-603-5847

BofA Merrill Lynch

Attn: Prospectus Department

4 World Financial Center

New York, NY 10080

E-mail: dg.prospectus_requests@baml.com

Goldman, Sachs & Co.

Attention: Prospectus Department,

200 West Street, New York, NY 10282

E-mail: prospectus-ny@ny.email.gs.com

Telephone: (866) 471-2526

Facsimile: (212) 902-9316

J.P. Morgan Securities LLC

via Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Toll Free: (866) 803-9204

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial, and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has eight plants located in northwest Louisiana, northwest Wisconsin, western Pennsylvania, southeastern Texas and eastern Missouri.

This press release includes statements regarding this common units offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Calumet’s Annual Report on Form 10-K and other reports filed by Calumet from time to time with the Securities and Exchange Commission. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.